Exhibit 10.20
EXPEDIA, INC. RESTRICTED STOCK UNIT AGREEMENT
     THIS AGREEMENT, dated as of the award date (the “Award Date”) designated on the Summary of Award referenced below, between Expedia, Inc., a Delaware corporation (the “Corporation”), and Michael B. Adler (the “Eligible Individual”) designated as receiving the awards of restricted stock units by the Compensation/Benefits Committee of the Board of Directors of the Corporation (or such other Committee as the Board may from time to time designate) (the “Committee”).
     All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation’s 2005 Stock and Annual Incentive Plan (the “Plan”).
1. Award and Vesting of Restricted Stock Units
     (a) Subject to the provisions of this Agreement and to the provisions of the Plan the Corporation hereby grants to the Eligible Individual pursuant to Section 7 of the Plan:
     (i) 84,832 restricted stock units (the “First RSU Award”) and
     (ii) 53,020 restricted stock units (the “Second RSU Award” and together with the First RSU Award, the “Restricted Stock Units”).
     Reference is made to the “Summary of Award” that can be found on the Smith Barney Benefit Access System at www.benefitaccess.com. Your Summary of Award, which sets forth the number of Restricted Stock Units granted to you by the Corporation and the Award Date (among other information), is hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.
     (b) Subject to the terms and conditions of this Agreement and the provisions of the Plan and contingent upon satisfaction of applicable performance goals approved by the Committee (the “Performance Goals”), the Restricted Stock Units shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”):

Vesting Date	Percentage of Total Award Vesting
On the first anniversary of the Award Date	20%

On the second anniversary of the Award Date	20%

On the third anniversary of the Award Date	20%

On the fourth anniversary of the Award Date	20%

On the fifth anniversary of the Award Date	20%
     (c) Notwithstanding the provisions of Paragraph 1(b), in the event the Eligible Individual incurs a Termination of Employment by the Corporation for Cause, or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual’s Restricted Stock Units (whether or not vested) shall be forfeited and canceled in their entirety upon such Termination of Employment, and the Corporation may cause the Eligible Individual, immediately upon notice from the Corporation, either to return the shares issued upon settlement of Restricted Stock Units that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or to pay to the Corporation an amount equal to the aggregate amount, if any, that the Eligible Individual had previously realized in respect of any and all shares issued upon settlement of Restricted Stock Units that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e., the value of the Restricted Stock Units upon vesting), in each case including any dividend equivalents or other distributions received in respect of any such Restricted Stock Units.
     (d) Notwithstanding the provisions of Paragraph 1(b), in the event that (i) the Eligible Individual incurs a Termination of Employment during the Restriction Period (other than by reason of the Eligible Individual’s death or Disability) by the Corporation without Cause or by the Eligible Individual for Good Reason and (ii) any applicable Performance Goal has been met as of the date of the Termination of Employment, (x) 50% of the First RSU Award shall vest (to the extent not already vested) and no longer be subject to any restriction, (y) the Second RSU Award shall vest and no longer be subject to any restriction in accordance with the schedule set forth on Exhibit A and (z) all other remaining Restricted Stock Units shall be forfeited; provided, however, that in the event of a Termination of Employment by the Eligible Individual for Good Reason within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, this Paragraph shall be inapplicable and Paragraph 1(b) shall govern.
     (e) In the event the Eligible Individual incurs a Termination of Employment during the Restriction Period for any reason other than as set forth in Paragraph 1(b), Paragraph 1(d) or Paragraph 5 (with respect to a Change of Control or a Liberty CIC), all remaining unvested Restricted Stock Units shall be forfeited by the Eligible Individual and canceled in their entirety effective immediately upon such termination.
     (f) For purposes of this Agreement, employment with the Corporation shall include employment with the Corporation’s Affiliates (excluding IAC/InterActiveCorp and its subsidiaries) and its successors. Nothing in this Agreement or the Plan shall confer upon the Eligible Individual any right to continue in the employ of the Corporation or any of its Affiliates or interfere in any way with the right of the Corporation or any such Affiliates to terminate the Eligible Individual’s employment at any time.
2. Settlement of Units
     As soon as practicable after any Restricted Stock Units have vested and are no longer subject to the Restriction Period (or, to the extent compliant with Section 409A of the Code, at such later date specified by the Committee or in accordance with the election of the Eligible Individual, if the Committee so permits), such Restricted Stock Units shall be settled; provided that to the extent that any Restricted Stock Units shall be settled due to a Termination of

Employment, to the extent required in order to comply with Section 409A of the Code, such Restricted Stock Units shall be settled no earlier than the first business day that is six months following the Eligible Individual’s “separation from service” within the meaning of Section 409A of the Code. Subject to Paragraph 8 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Paragraph 2, the Corporation shall issue one share of Common Stock for each vested Restricted Stock Unit and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vested Restricted Stock Units. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares issuable upon settlement of Restricted Stock Units that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the Restricted Stock Units have been issued (the “Agent”) shall have received from the Eligible Individual a duly executed Form W-9 or W-8, as applicable.
3. Non-Transferability of the Restricted Stock Units
     During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Paragraph 2 above, the Restricted Stock Units shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.
4. Rights as a Stockholder
     Except as otherwise specifically provided in this Agreement, during the Restriction Period, the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units. Notwithstanding the foregoing, if the Corporation declares and pays dividends on the Common Stock during the Restriction Period, the Eligible Individual will be credited with additional amounts for each Restricted Stock Unit equal to the dividend that would have been paid with respect to such Restricted Stock Unit if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in Restricted Stock Units or may be held in kind as restricted property) and shall vest concurrently with the vesting of the Restricted Stock Units upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Paragraph 5, rather than under this Paragraph 4.
5. Adjustment in the Event of Change in Stock; Change in Control
     (a) In the event of (i) a stock dividend, stock split, reverse stock split, share combination or recapitalization or similar event affecting the capital structure of the Corporation (each, a “Share Change”), or (ii) merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of Restricted Stock Units and the number and kind of shares of Common Stock underlying the Restricted Stock Units. In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the Restricted Stock Units in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Restricted Stock Units, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the shares of Common Stock underlying the Restricted Stock Units and (iii) in connection with any Disaffiliation, arranging for the assumption of the Restricted Stock Units, or the replacement of the Restricted Stock Units with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate or division or by the entity that controls such Subsidiary, Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to any Restricted Stock Units that remain based upon securities of the Corporation). The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Participants.
     (b) Notwithstanding anything to the contrary contained herein, but subject to Paragraph 1(c), in the event of a Change in Control or a Liberty CIC (as defined below), the Restricted Stock Units shall fully vest and no longer be subject to any restrictions; provided, however, that if such Change in Control or Liberty CIC shall not constitute a “change in control” within the meaning of Section 409A of the Code, then the Restricted Stock Units shall fully vest but shall not be settled until the earlier of (x) such time as a “change in control” within the meaning of Section 409A occurs or (y) some other permissible payment event under Section 409A of the Code. “Liberty CIC” shall mean (i) the termination of the irrevocable proxy held by Barry Diller to vote shares of the Corporation held by Liberty Media Corporation or its Affiliates or (ii) the acquisition by Liberty Media Corporation or its Affiliates of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of equity securities of the Corporation, such that in the case of either clause (i) or clause (ii) (as applicable), Liberty Media Corporation acquires or assumes more than 50% of the voting power of the then outstanding equity securities of the Corporation entitled to vote generally in the election of directors.
6. Payment of Transfer Taxes, Fees and Other Expenses
     The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.
7. Other Restrictions
     (a) The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the award of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     (b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Corporation’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Corporation’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Corporation’s General Counsel prior to purchasing or selling any of the Corporation’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Corporation may prohibit the Eligible Individual from selling such shares even during an open trading window if the Corporation has concerns over the potential for insider trading.
8. Taxes and Withholding
     No later than the date as of which an amount first becomes includible in the gross income of the Eligible Individual for federal, state, local or foreign income or employment or other tax purposes with respect to any Restricted Stock Units, the Eligible Individual shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Eligible Individual with this Paragraph 8, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Eligible Individual, including deducting such amount from the delivery of shares issued upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.
9. Notices
     All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     If to the Eligible Individual: at the last known address on record at the Corporation.
     If to the Corporation:
Expedia, Inc.
3150 139th Avenue S.E.
Bellevue, WA 98005
Attention: General Counsel
Facsimile: (425) 679-7251
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 9. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Eligible Individual consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

10. Effect of Agreement
     Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.
11. Laws Applicable to Construction; Consent to Jurisdiction
     (a) The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
     (b) Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the state of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Eligible Individual hereby agrees and consents to the personal jurisdiction of said courts over the Eligible Individual for purposes of the resolution of any and all such disputes.
12. Severability
     The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
13. Conflicts and Interpretation
     (a) In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
     (b) In the event of any (i) conflict between the Summary of Award (or any other information posted on the Smith Barney Benefit Access System) and this Agreement, the Plan and/or the books and records of the Corporation or (ii) ambiguity in the Summary of Award (or any other information posted on the Smith Barney Benefit Access System), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.
14. Amendment
     The Corporation may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Eligible Individual without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
15. Headings
     The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
16. Counterparts
     This Agreement may be executed in counterparts, which together shall constitute one and the same original.
17. Data Protection
     The Eligible Individual authorizes the release from time to time to the Corporation (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, the Eligible Individual permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). The Eligible Individual hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Corporation, his or her employing company or the Agent considers appropriate. The Eligible Individual shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
18. Section 409A Savings Clause
     If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Corporation shall, in consultation with the Eligible Individual, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Eligible Individual. Without limiting the generality of the foregoing, to the extent required in order to comply with Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the date of termination of Eligible Individual’s employment shall instead be paid, on the first business day after the date that is six months following the Eligible Individual’s “separation from service” within the meaning of Section 409A of the Code.

     IN WITNESS WHEREOF, as of the date first above written, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Eligible Individual has hereunto set the Eligible Individual’s hand. Electronic acceptance of this Agreement pursuant to the Corporation’s instructions to the Eligible Individual (including through an online acceptance process managed by the Agent) is acceptable.

EXPEDIA, INC.

/s/ Dara Khosrowshahi

Name: Dara Khosrowshahi
Title: President & Chief Executive Officer

ELIGIBLE INDIVIDUAL

/s/ Michael B. Adler

Michael B. Adler

Exhibit A

Percentage of Second RSU Award
Granted Hereunder that Vests
(inclusive of Restricted Stock Units
under the Second RSU Award Granted
Termination Date	Hereunder Previously Vested)
On or prior to the first anniversary of the Award Date	20%

Following the first anniversary of the Award Date, but prior to the second anniversary of the Award Date	40%

On or after the second anniversary of the Award Date, but prior to the third anniversary of the Award Date	60%

On or after the third anniversary of the Award Date, but prior to the fourth anniversary of the Award Date	80%

On or after the fourth anniversary of the Award Date, but prior to the fifth anniversary of the Award Date	100%